SHELLTIME 4

Time Charter Party

  MARCH 28TH,2007

	IT IS THIS DAY AGREED between Shinyo Loyalty Limited	1
	~~of~~ (hereinafter referred to as “Owners”), being owners of the	2
	good motor vessel called M/T Shinyo Splendor	3
	(hereinafter referred to as “the vessel”) described as per Clause 1 hereof and Sinochem International Oil (London) Co., Ltd. and Rill Tankship Inc. as agents to Sinochem International Oil (London) Co., Ltd.	4
	(hereinafter referred to as “Charterers”) Sinochem International Oil Company ( Beijing ) to present a Letter of Acknowledgement, as an appendix to this Charter party:	5
Description and	1. At the date of delivery of the vessel under this charter	6
Condition of	(a) she shall be classed: DNV	7
Vessel	(b) she shall be in every way fit to carry no heat crude petroleum ~~and/or its product~~	8
	(c) she shall be tight, staunch, strong, in good order and condition, and in every way fit for the	9
	service, with her machinery, boilers hull and other equipment (including but not limited to hull stress calculator	10
	and radar) in a good and efficient state:	11
	(d) her tanks, valves and pipelines shall be oil-tight;	12
	(e) she shall be in every way fitted for burning	13
	at sea - fuel oil with a maximum viscosity of 380 Centistokes at 50 degrees Centigrade/~~any~~	14
	~~commercial grade of fuel oil (“ACGFO”)~~ for main propulsion, marine diesel oil/~~ACGFO~~	15
	for auxiliaries	16
	in port - marine diesel oil/~~ACGFO~~ for auxiliaries, but always acceptable by the engines of the Vessel;	17
	(f) she shall comply with the regulations in force so as to enable her to pass through the Suez and	18
	Panama Canals by day and night without delay in good weather and sea condition;	19
	(g) she shall have on board all certificates, documents and equipment required from time to time by	20
	any applicable law to enable her to perform the charter service without delay;	21
	(h) she shall comply with the description in ~~Form B appended hereto, provided however that if there~~	22
	~~is any conflict between the provisions of Form B and any other provision, including this Clause 1, of this charter~~	23
	~~such other provision shall govern.~~ Q88 and VPQ.Updated HVPQ to be added as an appendix to this Charter Party and Owners further to supply HVPQ as electronic file as appropriate to upload to OCIMF software upon delivery and resubmit same when relevant updates have been made.	24
Shipboard	2. (a) At the date of delivery of the vessel under this charter	25
Personnel	(i) she shall have a full and efficient complement of master, officers and crew for a vessel of her	26
and their Duties	tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be	27
	trained to operate the vessel and her equipment competently and safely;	28
	(ii) all shipboard personnel shall hold valid certificates of competence in accordance with the	29
	requirements of the law of the flag state;	30
	(iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the	31
	International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978;	32
	(iv) there shall be on board sufficient personnel with a good working knowledge of the English	33
	language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and	34
	to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be	35
	carried out quickly and efficiently.	36
	(b) Owners guarantee that throughout the charter service the master shall with the vessel’s officers	37
	and crew, unless otherwise ordered by Charterers,	38
	(i) prosecute all voyages with the utmost despatch;	39
	(ii) render all customary assistance; and	40
	(iii) load and discharge cargo as rapidly as possible when required by Charterers or their agents	41
	to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the	42
	case may be) and in each case in accordance with any applicable laws of the flag state.	43
	3. (i) Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any	44
	event (whether or not coming within Clause 27 hereof) required steps to be taken to maintain or restore the	45
	conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.	46
	(ii) If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the	47
	requirements of Clauses 1, 2(a) ,3(i) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers	48
	. If and to the extent that such failure affects the time taken by the vessel to perform any services	49
	under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time	50

	so lost.	51
	Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy	52
	available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded	53
	from any calculation under Clause 24.	54
	(iii) If Owners are in breach of their obligation under Clause 3(i) Charterers may so notify Owners in	55
	writing: and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed	56
	to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(i), the	57
	vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they	58
	are exercising such due diligence.	59
	Furthermore, at any time while the vessel is off-hire under this Clause 3 Charterers have the	60
	option to terminate this charter by giving notice in writing with effect from the date on which such notice of	61
	termination is received by Owners or from any later date stated in such notice. This sub-Clause (iii) is without	62
	prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without	63
	limitation Charterers rights under Clause 21 hereof).	64
Period Trading	4. Owners agree to let and Charterers agree to hire the vessel for a period of firm 7 years, with chopt 3 years, plus / minus 45 days on final period	65
Limits	commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise	66
	(subject always to Clause 28) including in particular	67
	in any part of the world, as Charterers shall direct, subject to the limits of the current ~~British Institute Warranties~~ IWL and	68
	any subsequent amendments thereof .Notwithstanding the foregoing, but subject to Clause 35. Charterers	69
	may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners	70
	consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance	71
	premium required by the vessel’s underwriters as a consequence of such order.	72
	Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places	73
	(which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine	74
	lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always	75
	afloat. Notwithstanding anything contained in this or any other clause of this charter~~.~~ Charterers do not warrant	76
	the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for	77
	loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be	78
	loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due	79
	diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out	80
	in the latest published edition of the ICS/OCIMF Ship-to Ship Transfer Guide	81
	The vessel shall be delivered by Owners at a safe port one safe berth World Wide, but within IWL	82
	at Owners’ option and redelivered to Owners at one safe port one safe berth World Wide, but within IWL	83
	at Charterers’ option.	84
Laydays/	5. The vessel shall ~~not~~ be delivered to Charterers ~~before~~ from May to June 2007 and Charterers shall
Cancelling	have the option of cancelling this charter if the vessel is not ready and at their disposal on or before 30 June 2007	86

Owners to	6. Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees	87
Provide	and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 34 hereof, for all	88
	insurance on the vessel, for all deck, cabin and engine-room stores, and for water except for tank cleaning ,	89
	for all drydocking, overhaul,	89
	maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners’	90
	obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the	91
	performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to	92
	the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall	93
	refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of	94
	any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited	95

	to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.	96
Charterers to	7. Charterers shall provide and pay for all fuel (~~except fuel used for domestic services~~), towage and	97
Provide	Pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal	98
	dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all	99
	charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for	100
	Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or	101
	distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in	102
	connection with a general average sacrifice or expenditure shall be paid for by Owners.	103
Rate of	8. Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of USD39,500 per day pro rata for the firm 7 years period;USD39,000 for optional 3 years. per day, and pro rata for any part of a day,	104
Hire	from the time and date of her delivery (~~local~~	105
	~~Time~~  GMT) until the time and date of her redelivery (~~local time~~ GMT) to Owners.	106
Payment of	9. Subject to Clause 3(iii), payment of hire shall be made in immediately available funds to	107
Hire	Account HSBC Bank USA, New York, (Swift: MRMDUS33 In favour of DVB Group Merchant Bank (Asia) Ltd. (Swift: DVKBSGSG) Account No. 000.305.189 For credit to Shinyo Loyalty Limited with A/C No. 190.000.2914 (Earning Account)	108
	In 30 days per calendar month in advance less:	109
	(i) any hire paid which Charters reasonably estimate to relate to off-hire periods, and	110
	(ii) any amounts disbursed on Owners’ behalf, any advances and commission thereon, and	111
	charges which are for Owners’ account pursuant to any provision hereof, and	112
	(iii) any amounts due or reasonably estimated to become due to Charterers under Clause 3(ii) or	113
	24 hereof,	114
	any such adjustments to be made at the due date for the next monthly payment after the facts have been	115
	ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owner’	116
	account provided that Charterers have made proper and timely payment.	117
	In default of such proper and timely payment,	118
	(a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of	119
	such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from	120
	the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise;	121
	and	122
	(b) Interest on any amount due but not paid on the due date shall accrue from the day after that date	123
	up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime	124
	Interest Rate as published by the ~~Chase Manhattan~~ HSBC Bank in New York at 12:00 New York time on the due date.	125
	or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which	126
	such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded	127
	semi-annually.	128
Space	10. The whole reach, burthen and decks of the vessel and any passenger accommodation (including	129
Available to	Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master,	130
Charterers	officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall	131
	not, unless specially agreed, exceed 400 tonnes at any time during the charter period.	132
Overtime	~~11. Overtime pay of the master, officers and crew in accordance with ship’s articles shall be for Charterers’~~	133
	~~account when incurred, as a result of complying with the request of Charterers or their agents, for loading,~~	134
	~~discharging, heating of cargo, bunkering or tank cleaning.~~ 	135
Instructions	12. Charterers shall from time to time give the master all requisite instructions and sailing directions, and	136
and Logs	he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as	137
	required, The master shall when required furnish Charterers or their agents with a true copy of such log and with	138
	properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as	139
	Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents	140
	which are not provided by the master.	141
Bill of	13. (a) The master (although appointed by Owners) shall be under the orders and direction of	142

Lading	Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as	143
	Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter.	144
	Charterers hereby indemnify Owners against all consequences or liabilities that may arise	145
	(i) from signing bills of lading in accordance with the directions of Charterers, or their agents, to	146
	the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as	147
	provided in Clause 13(b)) from the master otherwise complying with Charterers or their agents’ orders:	148
	(ii) from any irregularities in papers supplied by Charterers or their agents.	149
	(b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from	150
	Charterers to discharge all or part of the cargo	151
	(i) at any place other than that shown on the bill of lading and/or	152
	(ii) without presentation of an original bill of lading	153
	unless they have received from Charterers both written confirmation of such orders and an	154
	indemnity in a form acceptable to Owners.	155
Conduct of	14. If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall	156
Vessel’s	immediately investigate the complaint, If the complaint proves to be well founded, Owners shall, without delay.	157
Personnel	make a change in the appointments and Owners shall in any event communicate the result of their investigations	158
	to Charterers as soon as possible.	159
Bunkers at	15. Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on	160
Delivery and	redelivery (whether it occurs at the end of the charter period or on the earlier termination of this charter) accept	161
Redelivery	and pay for all bunkers remaining on board, ~~at the then current market prices at the port of delivery or redelivery,~~	162
	~~as the case may be, or if such prices are not available payment shall be at the then current market prices at the~~ 	163
	~~nearest port at which such prices are available; provided that if delivery or redelivery does not take place in a port~~	164
	~~payment shall be at the price paid at the vessel’s last port of bunkering before delivery or redelivery, as the case~~ 	165
	~~may be. Owners shall give Charterers the use and benefit of any fuel contracts they may have in force from time to~~	166
	~~time, if so required by Charterers, provided suppliers agree.~~ bunker prices at purchase price with supporting documentation.	167
Stevedores,	16. Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners	168
Pilots, Tugs	from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict	169
	account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents	170
	against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of	171
	pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in	172
	the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact	173
	the servants of Charterers their agents or any affiliated company); provided, however, that	174
	(i) the foregoing indemnity shall not exceed the amount to which Owners would have been	175
	entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and	176
	(ii) Charterers shall be liable for any damage to the vessel caused by or arising out of the use of	177
	stevedores, fair wear and tear excepted, to the extent that Owner are unable by the exercise of due diligence to	178
	obtain redress therefore from stevedores.	179
Supernumeraries	17. Charterers may send representatives in the vessel’s available accommodation upon any voyage made	180
	under this charter, Owners finding provisions and all requisites as supplied to officers, except liquors. Charterers	181
	paying at the rate of USD 20 per day for each representative while on board the vessel.	182
Sub-letting	18. Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfillment of	183
	this charter.	184
Final Voyage	19. If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before	185
	the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of	186
	the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers	187
	may deduct amounts due or reasonably expected to become due for	188
	(i) disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision	189
	hereof, and	190
	(ii) bunkers on board at redelivery pursuant to Clause 15.	191
	Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made	192
	good by Charterers.	193

	If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a	194
	ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the	195
	vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or	196
	to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.	197
Loss of	20. Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss;	198
Vessel	shoud the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on	199
	which the vessel’s underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this	200
	charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in	201
	advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of	202
	the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last	203
	bunkering port.	204
Off-hire	21. (a) On each and every occasion that there is loss of time (whether by way of interruption in the	205
	vessel’s service or, from reduction in the vessel’s performance, or in any other manner)	206
	(i) due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting	207
	to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the	208
	vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision,	209
	standing, accident or damage to the vessel; or any other similar cause preventing the efficient working of the	210
	vessel; ~~and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel’s~~	211
	~~service),or cumulates to more than three hours (if resulting from partial loss of service);~~ or	212
	(ii) due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the	213
	master, officers or crew; or	214
	(iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured	215
	person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the	216
	body of any person (other than a Charterers’ representative), ~~and such loss continues for more than three~~	217
	~~consecutive hours~~: or	218
	(iv) due to any delay in quarantine arising from the master, officers or crew having had	219
	communication with the shore at any infected area without the written consent or instruction of Charterers or	220
	their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local	221
	law on the part of the master, officers, or crew; or	222
	(v) due to detention of the vessel by authorities at home or abroad attributable to legal action	223
	against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about by the act or	224
	neglect of Charterers); then	225
	without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers	226
	hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again	227
	ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at	228
	which such loss of time commenced; provided, however, that any service given or distance made good by the	229
	vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.	230
	(b) If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure	231
	arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessel	232
	shall be off-hire under this Clause 21 shall be the difference between	233
	(i) the time the vessel would have required to perform the relevant service at such guaranteed	234
	speed, and	235
	(ii) the time actually taken to perform such service (including any loss of time arising from	236
	interruption in the performance of such service).	237
	For the avoidance of doubt, all time included under (ii) above shall be excluded from any	238
	computation under Clause 24.	239
	(c) Further and without prejudice to the foregoing, in the event of the vessel deviating (which	240
	expression includes without limitation putting back, or putting into any port other than that to which she is bound	241
	under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessel shall be	242
	off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state	243

	to resume her service from a position not less favourable to Charterers than that at which the deviation	244
	commenced, provided, however, that any service given or distance made good by the vessel	245
	shall be taken into account in assessing the amount to be deducted from hire.If the vessel, for any cause or	246
	purpose mentioned in Clause 21(a), puts into any port other than the port to which she is bound on the	247
	instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners.	248
	Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and	249
	payable during any time lost thereby.	250
	(d) If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such	251
	hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof	252
	then from the date of receipt by Owners of such notice until the termination of such commercial impracticability	253
	the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.	254
	(e) Time during which the vessel is off-hire under this charter shall count as part of the charter	255
	period. however Charterers shall have the option to add off-hire period(s) to the Charter Period. Such option to be declared latest 2 months before the end of Charter.	256
Periodical	22. (a) Owners have the right and obligation to drydock the vessel at regular intervals of as per class requirement	257
Drydocking	On each occasion Owners shall propose to Charterers a date and port on which they wish to	258
	drydock the vessel, not less than 70 days before such date, and Charterers shall	259
	take all reasonable steps to make the vessel available as near to such date and port as	260
	practicable.	261
	Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers	262
	place the vessel at Owners’ disposal clear of cargo other than tank washings and residues. Owners shall be	263
	responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have	264
	the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of	265
	lading or this charter.	266
	(b) If a periodical drydocking is carried out in the port offered by Charterers (which must have	267
	suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall	268
	be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to	269
	resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to	270
	Charterers, whichever she first attains. However,	271
	(i) provided that Owners exercise due diligence in gas-freeing, any time lost in gas-freeing to	272
	the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether	273
	lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and	274
	(ii) any additional time lost in further gas-freeing to meet the standard required for hot work or	275
	entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there.	276
	Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any	277
	calculation under Clause24.	278
	The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for	279
	Owners account.	280
	(c) If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical	281
	drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to	282
	proceed to the special port until she next presents for loading in accordance with Charterers’ instructions,	283
	provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at	284
	the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but	285
	Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage	286
	calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any	287
	benefit they may gain in purchasing bunkers at the special port.	288
	(d) Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of	289
	tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which	290
	Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port.	291
Ship Inspection	23. Charterers shall have the right at any time during the charter period to make such inspection of the	292
	vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in	293
	their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all	294

	necessary co-operation and accommodation on board provided, however,	295
	(i) that neither the exercise nor the non-exercise, nor anything done or not done in the exercise	296
	or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or	297
	responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase	298
	Charterers’ responsibilities to Owners or third parties for the same; and	299
	(ii) that Charterers shall not be liable for any act, neglect or default by themselves, their	300
	servants or agents in the exercise or non-exercise of the aforesaid right.	301
Detailed	24 (a) Owners guarantee that the speed and consumption of the vessel shall be as follows:	302
Description	~~Average speed Maximum average bunker consumption~~	303
and Performance	~~In knots main propulsion - auxiliaries~~	304
	~~fuel oil/diesel oil fuel oil/diesel oil~~	305
	~~Laden tonnes tones~~	306
	~~Ballas~~ The speed and consumption of MT Shinyo Splendor upto BF 5 shall be warranted as: First 4 years,	307

Av Speed	Consumption (M/tDay) for M/E		Consumption (M/t Day) for Aux.Engines
(Knots)	Laden	Ballast	HFO	MGO
16.5	-	97	1	2
16	-	90	1	2
15.5	-	83	1	2
15	95	77	1	2
14.5	90	73	1	2
14	86	67	1	2
13.5	79	62	1	2
13	71	57	1	2

The next 3 years, as well as option 3 years

Av Speed	Consumption (M/tDay) for M/E		Consumption (M/t Day) for Aux.Engines
(Knots)	Laden	Ballast	HFO	MGO
16.5	-	98	1	2
16	-	92.5	1	2
15.5	-	85	1	2
15	96	77.5	1	2
14.5	92	74	1	2
14	88.5	68.5	1	2
13.5	82	63	1	2
13	74	57.5	1	2

The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning	308
and shall be pro-rated between the speeds shown.	309
The service speed of the vessel is knots laden and knots in ballast and in the absence	310
of Charterers’ orders to the contrary the vessel shall proceed at the service speed. However if more than one	311
laden and one ballast speed are shown in the table above Charterer shall have the right to order the vessel to	312
steam at any speed within the range set out in the table (the “ordered speed”).	313
If the vessel is ordered to proceed at any speed other than the highest speed shown in the table,	314
and the average speed actually attained by the vessel during the currency of such order exceeds such ordered	315
speed plus 0.5 knots (the “maximum recognized speed”), then for the purpose of calculating any increase or	316
decrease of hire under this Clause 24 the maximum recognized speed shall be used in place of the average speed	317
actually attained.	318
For the purposes of this charter the “guaranteed speed” at any time shall be the then-current	319
ordered speed or the service speed, as the case may be	320
The average speeds and bunker consumptions shall for the purposes of this Clause 24 be	321

	calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each	322
	period stipulated in Clause 24 (c), but excluding any time during which the vessel is (or but for Clause 22(b) (i)	323
	would be) off-hire and also excluding “Adverse Weather Periods”, being (i) any periods during which reduction	324
	of speed is necessary for safety in congested waters or in poor visibility (ii) any days, noon, when winds	325
	exceed force ~~8~~ 5 on the Beaufort Scale as well as	326
	(b) If during any year from the date on which the vessel enters service (anniversary to anniversary)	327
	the vessel falls below or exceeds the performance guaranteed in Clause 24(a) then if such shortfall or excess	328
	results	329
	(i) from a reduction or an increase in the average speed of the vessel, compared to the speed	330
	guaranteed in Clause 24(a). then an amount equal to the value at the hire rate of the time so lost or gained, as the	331
	case may be, shall be deducted from or added to the hire paid:	332
	(ii) from an increase or a decrease in the total bunkers consumed, compared to the total bunkers	333
	which would have been consumed had the vessel performed as guaranteed in Clause 24(a), an amount equivalent	334
	to the value of the additional bunkers consumed or the bunker saved, as the case may be, based on the average	335
	price paid by Charterers for the vessel’s bunkers in such period, shall be deducted from or added to the hire paid.	336
	The addition to or deduction from hire so calculated for laden and ballast mileage respectively	337
	shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather	338
	Periods, by dividing such addition or deduction by the number of miles over which the performance has been	339
	calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather	340
	Periods, in order to establish the total addition to or deduction from hire to be made for such period.	341
	Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other	342
	remedy available to Charterers.	343
	(c) Calculations under this Clause 24 shall be made for the year periods terminating on each	344
	successive anniversary of the date on which the vessel enters service, and for the period between the last such	345
	anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire	346
	arising under this Clause during the final year or part year of the charter period shall in the first instance be settled	347
	in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary	348
	adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to	349
	Owners as the case may require.	350
	Payments in respect of increase of hire arising under this Clause shall be made promptly after	351
	receipt by Charterers of all the information necessary to calculate such increase. Not withstanding anything in this Clause 24, over the full duration of the Charter Party, Charterers shall not pay more than the rates provided for the use and hire of the vessel and will not pay for any possible bunker saving, even when same has not resulted from a decrease in speed.	352
Salvage	25. subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to	353
	or loss of the vessel or tortious liabilities to third parties) incurred in, saving or attempting to save life or in	354
	successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that	355
	Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of	356
	services rendered under this Clause 25.	357
	all salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers	358
	after deducting the master’s, officers’ and crew’s share.	359
Lien	26. Owners shall have a lien upon all cargoes and all freight, sub-freight and demurrage for any amounts	360
	due under this charter; and Charterers shall have a lien on the vessel for all monies paid in advance and not	361
	earned, and for all claims for damages arising from any breach by Owners of this charter.	362
Exceptions	27. (a) The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided,	363
	be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the	364
	master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless	365
	caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion,	366
	bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however,	367
	that Clause 1,2,3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or	368

	Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage	369
	or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal	370
	process, quarantine restrictions, strikes, lock-outs, riots, restrains of labour, civil commotions or arrest or	371
	restraint of princes, rulers or people.	372
	(b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels	373
	in distress and to deviate for the purpose of saving life or property.	374
	(c) Clause 27(a) shall not apply to or affect any liability of Owners or the vessel or any other relevant	375
	person in respect of	376
	(i) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane	377
	or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter,	378
	whether or not such works or equipment belong to Charterers, or	379
	(ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or	380
	damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague	381
	Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill	382
	of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued, to the	383
	Hague-Visby Rules, unless the Hamburg Rules compulsorily apply to the claim, in which case to the Hamburg Rules	384
	(d) In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not	385
	apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.	386
Injurious	28. No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the	387
Cargoes	foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such	388
	damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that	389
	would expose the vessel to capture or seizure by rules or governments.	390
Grade of	29. Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of 380 Centistokes at 50	391
Bunkers	degrees Centigrade /~~ACGFO~~ for main propulsion and diesel oil/~~ACGFO~~ for the auxiliaries. If Owners require	392
	the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.	393
	Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality	394
	complying with the International Marine Bunker Supply Terms and Conditions of Shell International Trading	395
	Company and with its specification for marine fuels as amended from time to time.	396
Disbursements	30. Should the master require advances for ordinary disbursements at any port, Charterers or their agents	397
	shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per	398
	cent, and all such advances and commission shall be deducted from hire.	399
Laying-up	31. Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the	400
	vessel at a safe place nominated by Charterers , in which case the hire provided for under this charter shall be	401
	adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should	402
	reasonably be made by Owners as a result of such lay-up, Charterers may exercise the said option any number of	403
	times during the charter period.	404
Requisition	32. Should the vessel be requisitioned by any government, de facto or de jure, during the period of this	405
	charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in	406
	respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of	407
	the charter period.	408
Outbreak of War	33. If war or hostilities break out between any two or more of the following countries:U.S.A.,~~U.S.S.R.~~	409
	P.R.C., U.K., ~~Netherlands~~, Russia, Saudi Arabia -both Owners and Charterers shall have the right to cancel this charter. if the war or hostilities substantially affect the performance of this Charter Party	410
Additional War	34. If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war,	411
Expenses	Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which	412
	are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of	413
	such expenses as soon as practicable, and provided further	414
	that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any	415
	claims by Owners under their war risk insurance arising out of compliance with such orders.	416
War Risks	~~35. (a) The master shall not be required or bound to sign bills of lading for any place which in his or~~ 	417
	~~Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade,~~	418
	~~war, hostilities, warlike operations, civil war, civil commotions or revolutions.~~	419
	~~(b) If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in~~	420
	~~Clause 35 (a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach~~	421

	~~or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter~~	422
	~~(a “place of peril”), then Charterers or their agents shall be immediately notified by telex or radio messages, and~~	423
	~~Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or~~	424
	~~discharged, as the case may be, at any other place within the trading limits of this charter (provided such other~~	425
	~~place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been~~	426
	~~received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at~~	427
	~~liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in~~	428
	~~their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due~~	429
	~~fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.~~	430
	~~(c) The vessel shall have liberty to comply with any discretions or recommendations as to departure,~~	431
	~~arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever~~	432
	~~given by the government of the state under whose flag the vessel sails or any other government or local authority~~	433
	~~or by any person or body acting or purporting to act as or with the authority of any such government or local~~	434
	~~authority including any de facto government or local authority or by any person or body acting or purporting to~~	435
	~~act as or with the authority of any such government or local authority or by any committee or person having under~~	436
	~~the terms of the war risks insurance on the vessel the right to give any such discretions or recommendations. If by~~	437
	~~reason of or in compliance with any such directions or recommendations anything is done or is not done, such~~	438
	~~shall not be deemed a deviation.~~	439
	~~If by reason of or in compliance with any such direction or recommendation the vessel does not~~	440
	~~proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed~~	441
	~~to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part~~	442
	~~of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners obligations under this~~	443
	~~charter so far as cargo so discharged is connected.~~	444
	~~Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of~~	445
	~~Shipping War Risks Clause 1952.~~ 	446
Both to Blame	36. If the liability for any collision in which the vessel is involved while performing this charter falls to be	447
Collision Clause	determined in accordance with the laws of the United States of America, the following provision shall apply:	448
	“If the ship comes into collision with another ship as a result of the negligence of the other ship and any	449
	act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the	450
	management of the ship, the Owners of the cargo carrier hereunder will indemnify the carrier against all loss, or	451
	liability to the other or non-carrying ship or her Owners in so far as such loss or liability represents loss of, or	452
	damage to, or any claim whatsoever of the Owners of the said cargo, paid or payable by the other or non-carrying	453
	ship or her Owners to the Owners of the said cargo and set off, recouped or recovered by the other or non-carrying	454
	ship or her Owners as part of their claim against the carrying ship or carrier.”	455
	“The forgoing provisions shall also apply where the Owners, operators or those in charge of any ship	456
	or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or	457
	contact.”	458
	Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the	459
	foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be	460
	determined in accordance with the laws of the United States of America.	461
New Jason	37. General average contributions shall be payable according to the York/Antwerp Rules, 1974 as amended 1990 and 1994 and shall	462
Clause	be adjusted in London in accordance with English law and practice but should adjustment be made in accordance	463
	with the law and practice of the United States of America, the following provision shall apply:	464
	“In the event of accident, danger, damage or disaster before or after the commencement of the	465
	voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the	466
	consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers,	467
	consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any	468

	sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and	469
	special charges incurred in respect of the cargo.”	470
	“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said	471
	salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover	472
	the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by	473
	the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”	474
	Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the	475
	foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and	476
	practice of the United States of America.	477
Clause	38. Charterers shall ~~procure~~ endeavor to ensure that all bills of lading issued pursuant to this charter shall contain the	478
Paramount	following clause:	479
	“(1) Subject to sub-clause (2) hereof, this bill of lading shall be governed by, and have effect subject	480
	to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of	481
	Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed	482
	at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be	483
	deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his	484
	responsibilities or liabilities under the “Hague-Visby Rules.”	485
	“(2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading,	486
	to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules.	487
	Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities	488
	or an increase of any of his responsibilities or liabilities under the Hague Rules. If there is governing legislation which applies the Hamburg Rules compulsory to this Bill of Lading to the exclusion of the Hague Visby Rules and the Hague Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.	489
	“(3) If any term of this bill of lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules if	490
	applicable, such term shall be void to that extent but no further.”	491
	“(4) Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the	492
	right of any relevant party or person to limit his liability under any available legislation and/or law."	493
TOVALOP	39. Owners warrant that the vessel is:	494
	(i) a tanker in ~~TOVALOP~~ ITOPF and	495
	(ii) properly entered in Swedish club P & I Club	496
	and will so remain during the currency of this charter.	497
	~~When an escape or discharge of Oil occurs from the vessel and cause or threatens to cause Pollution~~	498
	~~Damage, or when there is the threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the~~	499
	~~escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or~~	500
	~~not an escape or discharge in fact subsequently occurs), then Charterers may, at their option, upon notice to~~	501
	~~Owners or master, undertake such measures as are reasonably necessary to prevent or minimise such Pollution~~	502
	~~Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners~~	503
	~~advised of the nature and result of any such measures taken by them and, if time permits, the nature of the~~	504
	~~measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be~~	505
	~~deemed taken on Owners’ authority as Owners’ agent, and shall be at Owners’ expense except to the extent that:~~	506
	~~(1) any such escape or discharge or Threat was caused or contributed to by Charterers, or~~	507
	~~(2) by reason of the exceptions set out in Article III, paragraph 2, of the 1969 International~~	508
	~~Convention on Civil Liability for Oil Pollution Damage, Owners are or, had the said Convention applied to such~~	509
	~~escape or discharge or to the Threat, would have been exempt from liability for the same, or~~	510
	~~(3) the cost of such measures together with all other liabilities, costs and expenses of Owners arising~~	511
	~~out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States~~	512
	~~Dollars (US $160) per ton of the vessel’s Tonnage or sixteen million eight hundred thousand United States~~	513
	~~Dollars (US $16,800,000), whichever is the lesser, save and insofar as Owners shall be entitled to recover such~~	514
	~~excess under either the 1971 International Convention on the Establishment of any International Fund for~~	515
	~~Compensation for Oil Pollution Damage or under CRISTAL;~~	516

	~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures~~	517
	~~should be discontinued. Owners shall so notify Charterers and thereafter Charterers shall have no right to~~	518
	~~continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this~~	519
	~~Clause 39 shall thereupon cease.~~	520
	~~The above provisions are not in derogation of such other rights as Charterers or Owners may have~~	521
	~~under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.~~	522
	~~The term “TOVALOP” means the Tanker Owners’ Voluntary Agreement Concerning Liability~~	523
	~~for Oil Pollution dated 7th January 1969, as amended from time to time, and the term “CRISTAL” means the~~ 	524
	~~Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as~~	525
	~~amended from time to time. The terms “Oil”, “Pollution Damage”, and “Tonnage” shall for the purposes of this~~	526
	~~Clause 39 have the meanings ascribed to them in TOVALOP.~~	527
Export	40. The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to	528
Restrictions	which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was	529
	produced and/or shipped.	530
	Charterers shall ~~procure~~ endeavors to ensure that all bills of lading issued under this charter shall contain the following	531
	clause:	532
	“If any laws rules or regulations applied by the government of the country in which the cargo was	533
	produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo	534
	to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to	535
	require cargo owners forthwith to nominate an alternative discharge place for the discharge of the	536
	cargo, or such part of it as may be affected, which alternative place shall not be subject to the	537
	prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and	538
	discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72	539
	hours after they or their agents have received from carriers notice of such prohibition, carriers shall be	540
	at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place	541
	on which they or the master may in their or his absolute discretion decide and which is not subject to the	542
	prohibition, and such discharge shall constitute due performance of the contract contained in this bill	543
	of lading so far as the cargo so discharged is concerned”.	544
	The foregoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading	545
	being deemed to be references to this charter	546
Law and	41. (a) This charter shall be construed and the relations between the parties determined in accordance	547
Litigation	with the laws of England.	548
	(b) Any dispute arising under this charter shall be decided by the English Courts to whose	549
	jurisdiction the parties hereby agree.	550
	(c) Notwithstanding the foregoing, but without prejudice to any party’s right to arrest or maintain	551
	the arrest of any maritime property, either party may, by giving written notice of election to the other party, elect	552
	to have any such dispute referred to the arbitration of a single arbitrator in London in accordance with the	553
	provisions of the Arbitration Act 1950, or any statutory modification or re-enactment thereof the time being	554
	In force.	555
	(i) A party shall lose its right to make such an election only if:	556
	(a) it receives from the other party a written notice of dispute which -	557
	(1) states expressly that a dispute has arisen out of this charter:	558
	(2) specifies the natures of the dispute: and	559
	(3) refers expressly to this clause 41(c)	560
	and	561
	(b) it fails to give notice of election to have the dispute referred to arbitration not later than	562
	30 days from the date of receipt of such notice of dispute.	563
	(ii) The parties herby agree that either party may -	564
	(a) appeal to the High Court on any question of law arising out of an award:	565
	(b) apply to the High Court for an order that the arbitrator state the reasons for his award:	566
	(c) give notice to the arbitrator that a reasoned award is required: and	567
	(d) apply to the High Court to determine any question of law arising in the course of the	568
	reference.	569
	(d) It shall be condition precedent to the right of any party ot a stay of any legal proceedings in	570
	which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that	571
	party furnishes to the other party security to which that other party would have been entitled in such legal	572
	proceedings in the absence of a stay.	573
Construction	42. The side headings have included in this charter for convenience of reference and shall in no way	574
	affect the construction hereof. Clause 43 to clause 79 are deemed to form part of this Charter Party and are entirely incorporated into this Charter Party.	575

Charterers	Owners

/s/ Zhang Jie	/s/ Capt. C.A.J. Vanderperre
Printed Name: Zhang Jie	Printed Name: Capt. C.A.J. Vanderperre
Title: Deputy General Manager	Title: Director

This is a precise copy of the original document which can be modified, amended or added to only by the striking out of original characters, or the insertion of new characters, such characters being clearly highlighted by underlining or use of colour or use of a larger font and marked as having been made by the licensee or end user as appropriate and not by the author.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

The following Clause 43 to clause 78 are entirely incorporated into this Charter Party:

43. Clean Ballast

Owner warrants that the Vessel will comply with all international and national conventions, regulations, voluntary guidelines and laws that may from time to time be issued by the relevant and/or appropriate authority concerning the control of ballast water discharge from ships. Under no circumstances can the Vessel discharge dirty ballast or ballast deemed by the Owner to be clean ballast, but carried in tanks which previously carried cargo, in or near any coastal waters and at open sea only through the Oil Discharge Monitor.

44. Ownership/Flag

Owners undertake that the vessel will not change the flag, management or classification, or be sold during the term of this Charter without the Charterer’s prior written consent, which is not to be unreasonably witheld. Owners are to be responsible for maintaining major acceptance/vettings etc. after any of these changes, although Charterer shall endeavor to ensure that the vessel is suitably employed, any time-loss due to missing vettings etc to be for Owners account.

45. House Flag/Charterers Markings/Name

Charterers have the right of changing the vessel’s name, flying their house flat, to paint funnel in their house colors and to paint their marks on ship’s sides during the duration of this Charter Party. On or prior to vessels redelivery Charterers shall remove their marks on ships side and funnel and change the vessel’s name back to original in accordance with Owners’ request. Costs and time of painting/re-painting as well as change of vessels documentation to be for Charterers’ account.

Charterers agree to name the vessel as Shinyo prefix, such name to be advised as soon as possible to be added after Shinyo.

46. Certificate of Compliance - C.O.C.

Time used to obtain U.S.C.G. clearance and C.O.C. (Certificate of Compliance) (except time spent concurrent with cargo operations) are for owner’s account and shall count as off-hire.

47. Agency

All Owners matters to be settled directly and Charterers not to be involved.

48. Minimum Speed (slow speed & speed up)

Owner agrees to allow Charterer to issue orders to slow down from min/max speeds agreed in the speed/consumptions warranties. In case Charterers order vessel to proceed at speeds different from the speed/consumptions warranties given in Clause 24 warranty is not to apply.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

49. Inert Gas System

Owner warrants that the Vessel is equipped with an Inert Gas System (“IGS”), which is fully functional, efficient, certified and in good working order, which is in use on the date of delivery of the Vessel hereof and shall so remain during the duration of this Charter Party. Owner also warrants that the Master, Officers and crew are competent to operate the said system.

50. Tracking systems

Charterers have the option to enroll the vessel with various tracking systems at their cost.

51. Ship-to-Ship Transfer/Lightering

Owner warrants that the vessel is capable of safely carrying out all procedures as set out in the latest revised edition of the ‘International Chamber of Shipping’ and ‘Oil Companies International Marine Forum Ship-To-Ship Transfer Guide (Petroleum).’

Charterer shall have the right to load or discharge the vessel via Ship-to-Ship lighterage. Lightering and Ship-to-Ship transfer operations shall be performed in accordance with, and meet or exceed, the standards in the latest OCIMF guidelines for Ship-to-Ship transfers. Charterers shall provide at their expense necessary equipment and facilities including fenders, hoses, mooring masters, etc. for safe operations to Owners/Masters satisfaction which shall not be unreasonably withheld. Charterers shall also provide representative (mooring master and/or cargo co-coordinator) to board the vessel to give technical assistance to perform Ship-to-Ship transfer for Charterers account. Ship-to-Ship transfer operations should be performed only in ports or areas where vessel can continuously be safely afloat and permitted by relevant port authorities, and if in the US Gulf approved by U.S. Coast Guard/Port authorities to perform Ship-to-Ship Transfer. Operations shall be made under control and supervision of the Master. Charterers shall notify Owners in advance when/where/how such operations will be conducted and other information for the prior approval of vessel’s underwriters. Additional insurance premium in connection with such operations, if any, shall be for Charterers account.

52. Eligibility

Owner warrants that;

(i) The Vessel is in all respects eligible under applicable laws and regulations for trading to the areas specified in Clause 4 and that at all necessary times she shall have on board all certificates (including International Tonnage Certificate 1969) required for such service.

(ii) Safety Management System (“SMS”) in accordance with the ISM Code will be in operation throughout the term of this Charter. It is a condition of this Charter that the Owner’s or “the company” (as defined by the ISM Code) shall have a valid Document Of Compliance (“DOC”) and the Vessel shall have a valid Safety Management Certificate (“SMC”).

(iii) Throughout the period of this Charter the Vessel shall comply with the requirements of SOLAS (IMO protocol of 1978 relating to the International Convention for the Safety of Life at Sea, 1974) and MARPOL (IMO Protocol of 1978 relating to the International Convention for the Prevention of Pollution from Ships 1983) and subsequent updates. Owner further warrants that with particular reference to these protocols, and any further amendments or successors to these protocols, the Vessel shall have on board all necessary certification of compliance to enable the Vessel to trade at any place within the agreed trading range of this Charter without any restriction.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

(iv) In accordance with 19 CFR SS 4.7A and 178.2, as amended, Owners standard carrier ALPHA (“SCAC”) which will prefix a Bill of Lading serial number and form a “unique identifier” will be entered on all Bills of Lading, Cargo manifests, Cargo declarations and other cargo documents relating to carriage of goods to the Unites States as may be provided for hereunder where Owners are to provide and use their own SCAC code and bond.

(v) During the term of this Charter the Vessel will comply, and if not in compliance will hold necessary waivers, with all applicable United States Coast Guard (“USCG”) Regulations in effect including, but not limited to, pollution and safety regulations of the Code of Federal Regulations, as amended, and all other applicable state pollution and safety laws, rules and regulations as may be promulgated and subsequent amendment thereto.

53. Delivery and Redelivery on/off-hire Survey

Cost and time of On-hire and Off-hire surveys shall be split 50/50 between Charterers and Owners.

54. Delivery and Redelivery notices

Owners to give to Charterers 60/30/20/15/12/10 days approximate notice of date of delivery and 5/4/3/2/1 days definite notice of delivery.

Charterers to give to Owners 60/30/20/15/12/10 days approximate notice of date of redelivery and 5/4/3/2/1 days definite notice of redelivery.

55. Assignment and Sublet

Notwithstanding any other provisions of the Charter, Charterer may assign all of its rights and obligations under the Charter Party to any of Charterers associated or affiliated companies. Charterers shall also have the right to sublet the vessel. In the event of an assignment or sublet, Charterer shall always remain responsible for the fulfillment of the Charter in all its terms and conditions.

56. Hull and Machinery Insurance

Owner warrants that it has in force and effect by the date of Vessel’s delivery under this Charter, hull and machinery and ancillary risks insurance placed through reputable brokers on institute clauses or equivalent for the value of about USD 80 (Eighty) million as shall from time to time be amended by the Owner. Owner furthermore warrants that such insurance shall be maintained for the duration of this Charter.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

57. Oil Major Acceptance

Owners advise that to the best of their knowledge the vessel is acceptable to 4 Oil Companies at the time of fixing. Owners shall warrant to maintain minimum 4 Oil Company approvals less than 2 years old at the date of delivery. Owners to warrant that vessel maintains minimum 4 approvals and has minimum 1 SIRE report filed that is less than 5 months old during the currency of this Charter Party. In the event that the Charterers trading pattern for the vessel requires the Owners to obtain any specific oil company approval Owners shall endeavor to obtain said approvals without delay.

Any additional time, incurred by or associated with oil company inspections and remedial measures of any defect as alleged by oil companies shall be for Owners account including expenses and costs incurred by or associated with above.

Furthermore, Owners are aware of the increasing requirements imposed from various oil majors in order to obtain single voyage approvals such as but not limited to acceptance of technical managers, crew matrix's and technical upgrades on the vessel and warrant that the vessel, crew and employed managers will be in compliance with such requirements to enable free worldwide trade subject to trading exclusion. Owners to make best endeavor to monitor the performance of ship manager and make them to provide quality service as per prevailing industry standard, meanwhile to assist Charterer in every respect they can.

58. Pumping

Owner warrants that throughout the charter period, the vessel shall discharge entire homogeneous cargo within 24 hours or pro-rata if a part cargo is loaded, including time for stripping, but excluding time for COW (8 hour additional allowance for all tanks or pro rate if not all tanks), or maintain 100 psi (except during stripping and COW) at ship’s rail provided shore facilities can permit same. Should vessel fail to maintain the warranted rate of discharge throughout as aforesaid, Charterers shall deduct the excess of discharge time, plus excess bunkers consumed, from the hire.

Should it become necessary to withdraw the vessel from berth because of her failure to maintain the discharge rate, all time and expenses incurred are to be for Owner’s account until vessel re-berth and is securely moored and her gangway, if to be used, is in place.

59. Oil Pollution Insurance / OPA 90 / COFR

Owner warrants that throughout the term of this Charter the Vessel shall be entered for standard oil pollution liability cover with a Protection & Indemnity Club (“P&I Club”) belonging to the International Group of P & I Clubs in compliance with this Clause. Owner shall promptly furnish evidence of the Vessel’s entry into a P&I Club and the limits of oil pollution liability cover afforded thereby upon Charterers written request. Owner warrants that they have, and will maintain throughout the period of this charter, Oil Pollution Insurance Cover of maximum cover available (currently US$ 1,000 Million) as and when it becomes available from their P&I Club, or through underwriters acceptable to the Owner, providing first class security. The fixed annual costs of entering and maintaining compliance with the requirements of the US Oil Pollution Act of 1990 (“OPA90”) for the entire term of this Charter are the responsibility of the Owner. All voyage and port call specific variable costs relating to these certificates are the responsibility of the Charterer and shall be for their account and shall be paid by the Charterers with next hire payment upon presentation of Owner’s invoice including supporting documentation in a form reasonably satisfactory to the Charterers.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

Owner warrants that throughout the term of this Charter they will provide the Vessel with all necessary certificates including, but not limited to Certificate issued pursuant to the Civil Liability Convention 1992 (“CLC”), as and when in force and a Certificate of Financial Responsibility (“COFR”) issued pursuant to section 1016 (a) of the Environmental Response, Compensation and Liability Act 1980, as amended in accordance with Part 138 of Coasts Guard Regulations 33 CFR, so long as these can be obtained by the Owner from the United States Coast Guard. The costs of same to be for Owners account but voyage related costs to be for Charterers account.

60. U.S.C.G. Notification

The Vessel shall comply with all U.S. Coast Guard requirements with regard to advance arrival notification including, but not limited to, disclosure of Charterer’s name. U.S. Coast Guard may board the Vessel if the Charterer is deemed to be within a “high risk” category. Any and all delays to the Vessel due to such boarding or inspection shall count as time on-hire and all expenses incurred due to such inspection to be for Charterer’s account and to be settled by them directly or settled immediately upon receipt of Owner’s invoice with supporting documents if such expenses are invoiced to the Owner.

61. War Risks

a Contraband

No contraband of war shall be shipped, but petroleum and/or it products shall not be deemed contraband of war for the purposes of Clause 61.

b War Zones

The Vessel shall not, however, be required, without the consent of Owner, which shall not be unreasonably withheld, to enter any port, place, or zone that is involved in a state of war, warlike operations, or hostilities, civil war, civil strife, rebellion, or piracy, whether there be a declaration of war or not, where it might reasonably be expected to be subject to capture, seizure or arrest, or to a hostile act by a belligerent power (the term "power" meaning any de jure or de facto authority or any other purported governmental organization maintaining naval, military or air forces).

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

War Risk Insurance

For purposes of Clause 61, it shall be unreasonable for Owner to withhold consent to any voyage, route, or port or place of loading or discharge if insurance against all risks defined in Clause 61b is then available commercially or under a government program in respect to such voyage, route, or port or place of loading or discharge. If such consent is given by Owner, Charterer shall pay any provable additional cost of insuring the Vessel against hull war risks in an amount equal to the insured value under its ordinary hull policy but not exceeding U.S. dollars 80 Million. In addition, Owner may purchase war risk insurance on ancillary risks such as loss of hire, freight disbursements, total loss, etc., if it carries such insurance for ordinary marine hazards. Subject to the just-mentioned total insurance limitation of U.S. dollars 80 Million, the provable additional costs of such ancillary insurances shall be for Charterer's account. If such insurance is not obtainable commercially or through a government program, the Vessel shall not be required to enter or remain at any such port, place, or zone. Owner shall obtain from insurers a waiver of any subrogated rights against Charterer and its associated and affiliated companies and their agents, directors, officers and employees in respect of any claims under the war risks insurance arising out of Owner's compliance with Charterer's orders.

d Additional Costs

In the event of the existence of the conditions described in Clause 61b subsequent to the date of the Charter, or while Vessel is on hire under the Charter, Charterer shall, in respect of voyages to any such port, place or zone, assume any provable additional cost of wages and crew war bonus and insurance properly incurred in connection with Master, officers and crew as a consequence of such war, warlike operations or hostilities.

e Hostile Areas

Owner shall have the option of adjusting the timing, speed, and routing of the inward and outward passage through areas of hostility depending on the prevailing pattern of hostilities. Owner shall keep Charterer advised of its plans to transit areas of hostilities including any changes while in transit. The voyage instruction procedures for the Vessel to transit a hostile area(s) shall be as follows:

Charterer issues voyage instructions directly to the Vessel, with a copy to Owner. Charterer's voyage instructions should include:

1) specific ports to load/discharge and sequence of port calls

2) required load/discharge dates

3) cargo grades and quantities

4) bunkering details

5) cargo measurement and documentation requirements, etc.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

Charterer's voyage instructions to include advice to the Master that the specific sailing instructions for the passage in and out and through the area of hostilities will be issued by Owner.

Owner, upon receipt of Charterer's voyage instructions, shall determine the level and nature of risk in the hostile area(s) and issue specific cautionary sailing instructions directly to the Vessel with copy to Charterer's office on an urgent basis.

Owner's specific cautionary sailing instructions shall include passage timing, recommended routing, speed in and out and through the area(s) of hostilities, and other specific cautionary instructions. It is agreed that speed warranty is waived but consumption warranty at Owner's/Vessel's chosen speed to still apply.

62. Re-measurement

Charterer has the right to request Owner to re-measure the Vessel up or down as the case may be and as permitted by the Classification Society for the purpose of satisfying certain port and/or terminal regulations. Such request, if any, shall be made in writing sufficiently in advance, but if any delay is occurred to Vessel’s schedule due to late issuance of such dwt documentation, such delay shall always be for Charterer’s account and all costs incurred to issue such certification shall be for the Charterer’s account.

63. Civil Liability Convention

Owner warrants that the Vessel will have on board at the time of delivery under this Charter and thereafter during the entire term of this Charter a valid certificate as required by Article 7 of the International Convention of Civil Liability for Oil Pollution Damage of 1969 as amended 1976 and 1992 (“CLC”).

64. International Transport Worker’s Federation

The terms of employment of the Vessel’s officers and crew will always remain acceptable to The International Transport Worker’s Federation.

65. Drugs and Alcohol Policy

Owner warrants that it has a policy on drug and alcohol abuse (“Policy”) applicable to the Vessel, which meets or exceeds the standards in the Oil Companies International Marine Forum (“O.C.I.M.F.”) guidelines for the control of drugs and alcohol. Under the Policy, alcohol impairment shall be defined as a blood content of 40 mg/100 ml or greater; the appropriate seafarers to be tested shall be all officers of the Vessel and the drug and alcohol testing and screening shall include unannounced testing in addition to routine medical examinations. An objective of the policy shall be that the frequency if the unannounced testing be adequate to act as an effective abuse deterrent, and that all officers be tested at least once a year through a combined program of unannounced testing and routine medical examinations.

66. Bills of Lading

a. Signatures

The Master as directed by Charterer or its agents, always within applicable laws and conventions, shall sign Bills of Lading. However, at Charterer’s option, Charterer or its agents may sign Bills of Lading on behalf of the Master in which case Charterer shall provide the Vessel or Owner with copies of the Bills of Lading. All Bills of lading shall be without prejudice to the Charter, and Charterer shall indemnify Owner against all consequences and liabilities which may arise from any inconsistency between the Charter and any Bills of Lading or from any documents signed by Charterer or its agents, and from any documents signed or action taken by the Master at their request, and which may arise from an irregularity in papers supplied by Charterer or its agents.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

b. Carriage of Cargo

Notwithstanding anything in the Charter to the contrary, the carriage of cargo under the Charter and under all Bills of lading issued for the cargo shall be subject to the statutory provisions and other terms set forth or specified in this Clause in its entirety and such terms shall be incorporated verbatim, or be deemed incorporated by reference, in any such Bill of Lading. In such Clauses and in any Act referred to therein, the word “Carrier” shall include Owner and any chartered owner of the Vessel.

c. Limitation of Liability

Any provision of the Charter to the contrary notwithstanding, the Carrier shall have the benefits of all limitations of, and exemptions from, liability accorded to the owner or chartered owner of vessels by any statute or rule of law for the time being in effect.

d. Deviation

Subject otherwise to the terms of this Charter, the Vessel shall have the liberty to sail with or without pilots, to tow or be towed, to go to the assistance of vessels in distress, to deviate for the purpose of saving life or property or of landing any ill or injured person on board, the cost of which shall be shared fifty/fifty (50/50) between Owner and Charterer.

e. Bill of Lading Indemnity

If Charterer requests Owner in writing to deliver a quantity of cargo at a discharge port or place either:

(i) Without prior presentation to the Vessel at the discharge port or place of one (1) of the original Bills of lading issued for the cargo, duly endorsed, and/or;

(ii) At a discharge port or place other than that specifically named in said Bills of Lading, Owner shall deliver the cargo in accordance with Charterer’s request. The indemnity set out in this clause sub paragraph f. below shall automatically be deemed to be given by Charterer in favor of Owner, Vessel, any chartered owner(s) of Vessel, Master, Vessel operators, agents and underwriters on each occasion that Owner delivers the cargo pursuant to the Delivery Request.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

f. Form of Indemnity

Throughout the currency of this charter, Charterers are entitled to:

1. instruct the Master to deliver the cargo on board without production of Original Bills of Lading, or

2. to proceed to and discharge cargo at safe port or place other than that named in the Bill of Lading, or

3. to proceed to a port or place and discharge a different quantity of cargo than that stated in the Bill of Lading.

In consideration for which, an original Letter of Indemnity shall be deemed to have been given and to be in full force and effect on each and every occasion when discharge as aforesaid takes place. For sake of clarification, the deemed to be given Letter of Indemnity will have the same effect as if a hard copy Letter of Indemnity has been duly issued and signed by Charterers and delivered to owners on each and every occasion the master is instructed to discharge in the circumstances identified in 1-3 above or a combination of the circumstances identified in 1-3 above.

Owners’ current LOI wordings below, which can be changed as and when determined by Owners’ P+I Club.

A

STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING

To : [insert name of Owners] [insert date]
The Owners of the [insert name of ship]
[insert address]

Dear Sirs

Ship: [insert name of ship]

Voyage: [insert load and discharge ports as stated in the bill of lading]

Cargo: [insert description of cargo]

Bill of lading: [insert identification numbers, date and place of issue]

The above cargo was shipped on the above ship by [insert name of shipper] and consigned to [insert name of consignee or party to whose order the bill of lading is made out, as appropriate] for delivery at the port of [insert name of discharge port stated in the bill of lading] but the bill of lading has not arrived and we, [insert name of party requesting delivery], hereby request you to deliver the said cargo to [insert name of party to whom delivery is to be made] at [insert place where delivery is to be made] without production of the original bill of lading.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

In consideration of your complying with our above request, we hereby agree as follows:

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of delivering the cargo in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants or agents in connection with the delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend the same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship's registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference , whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4. If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

5. As soon as all original bills of lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you, whereupon our liability hereunder shall cease.

6. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

7. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully
For and on behalf of
[insert name of Requestor]
The Requestor

Signature

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

B

STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO AT A PORT OTHER THAN THAT STATED IN THE BILL OF LADING

To : [insert name of Owners] [insert date]
The Owners of the [insert name of ship]
[insert address]

Dear Sirs

Ship: [insert name of ship]

Voyage: [insert load and discharge ports as stated in the bill of lading]

Cargo: [insert description of cargo]

Bill of lading: [insert identification number, date and place of issue]

The above cargo was shipped on the above ship by [insert name of shipper] and consigned to [insert name of consignee or party to whose order the bill of lading is made out, as appropriate] for delivery at the port of [insert name of discharge port stated in the bill of lading] but we, [insert name of party requesting substituted delivery], hereby request you to order the ship to proceed to and deliver the said cargo at [insert name of substitute port or place of delivery] against production of at least one original bill of lading.

In consideration of your complying with our above request, we hereby agree as follows:

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of the ship proceeding and giving delivery of the cargo against production of at least one original bill of lading in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants or agents in connection with the ship proceeding and giving delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend the same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship's registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

4. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

5. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully
For and on behalf of
[insert name of Requestor]
The Requestor

 Signature

STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO AT A PORT OTHER THAN THAT STATED IN THE BILL OF LADING AND WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING

To : [insert name of Owners] [insert date]
The Owners of the [insert name of ship]
[insert address]

Dear Sirs

Ship: [insert name of ship]

Voyage: [insert load and discharge ports as stated in the bill of lading]

Cargo: [insert description of cargo]

Bill of lading: [insert identification number, date and place of issue]

The above cargo was shipped on the above vessel by [insert name of shipper] and consigned to [insert name of consignee or party to whose order the bills of lading are made out, as appropriate] for delivery at the port of [insert name of discharge port stated in the bills of lading] but we, [insert name of party requesting substituted delivery], hereby request you to order the vessel to proceed to and deliver the said cargo at [insert name of substitute port or place of delivery] to [insert name of party to whom delivery is to be made] without production of the original bill of lading.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

In consideration of your complying with our above request, we hereby agree as follows:

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of the ship proceeding and giving delivery of the cargo in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants or agents in connection with the ship proceeding and giving delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend the same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship's registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4. If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

5. As soon as all original bills of lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you.

6. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

7. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully
For and on behalf of
[insert name of Requestor]
The Requestor

Signature

67. Air pollution

Owners will, within vessels technical specification, comply with all applicable laws, regulations and ordinances of any national, state, regional or local government having jurisdiction regarding air pollution.

68. Crude-Oil-Washing System

Owner warrants that the Vessel is equipped with a certified Crude Oil Washing system (“COW”), which is fully functional, efficient and in good working order. The said system shall be in use on the date of delivery of the Vessel and shall remain so during the duration of this Charter Party.

69. Boycott

In the event of the vessel being subject to boycott, being delayed or rendered inoperative by strikes, labor stoppages, or any other difficulties arising from vessel’s flag, ownership, crew or terms of employment of crew, or of chartered vessel or any other vessel under the same ownership, operation or control, such time lost is to be considered as off-hire and all expenses incurred thereby, including fuel consumed during such periods, to be for Owner’s account.

70. Drawings and Certificates

The Owner shall send photo copies of the following plans and certificates to the Charterer by courier before delivery or soonest possible after delivery of the Vessel under this Charter:
Capacity Plan, General Arrangement Plan, Mooring Plan, Cargo and Ballast Piping Arrangement, as well as SMC, DOC, Suez Canal Certificate, ISPS Certificate

71. Blending

Charterer has the option to blend the cargo on board the Vessel, provided always that such blending is;

(i) Within the technical capability of the Vessel;

(ii) Harmless to the Vessel, her crew, its cargo tanks, cargo pumps and other cargo handling systems;

(iii) Provided that the Master considers it safe to do so and;

(iv) Provided that on each occasion the Charterer provide the Owner with a Letter of Indemnity with a wording acceptable to Owner in which they indemnify the Owner, Vessel and Master against any liability for

i. Any claims from any party and

ii. For cargo re-documentation that may arise as a result of this on board blending, including claims from a third party.

For the avoidance of doubt, this indemnity is considered invoked by the Charterer whenever a blending operation is carried out.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

72. New Regulations

In the event that there are any New Regulations adopted by any Port Authority or recognized local body after the commencement of this Charter and for the currency of this Charter, which increase the liability or expense of the Vessel and/or require Owners to implement new measures or be responsible for new items, taxes, certificates, adjustment to either vessel or management, the costs of complying with the same to be for Charterers account including and not limited to any time lost to the Vessel as a result of the same unless Charterers agree to exclude such port/country or places affected by the New Regulations from the trading areas.

73. Addition to Trading Limits

Should Charterers wish to send the vessel to a country or a place outside the trading limits or if during the course of this charter, political events in any country make it generally acceptable to the tanker industry for said country to be added to the trading exclusion, or alternatively, if the tanker industry generally accepts that it is no longer necessary for said country to be included in the trading exclusions, then, both parties undertake to act reasonably in all circumstances, in a spirit of good cooperation, to discuss and reach a conclusion on the exclusion or inclusion of said country or a place within the trading limits of this charter party.

74. Storage & underwater cleaning

The Charterer has the option to employ the Vessel as a storage tanker for up to a maximum of 180 days during the term of this Charter. During such time(s) as the vessel is employed as a storage tanker, the Master will co-operate to keep Vessel’s consumption to a minimum, always subject to Master’s discretion keeping in mind safety of the Vessel and the cargo.

If the vessel is employed as a storage tanker, or remain idle for a period of 30 days or more, the underwater parts becomes fouled by marine growth due to such extended stay(s) and therefore the Owners will arrange for underwater cleaning including polishing of the propeller at Charterers time and cost, the cost of which Charterers shall pay together with the next due hire payment, and all time used shall count as time on-hire.

Furthermore, if the vessel is employed as a storage tanker or remain idle for a period of 30 days or more, the speed/consumption warranties as per Clause 43 herein are automatically invalidated until such time as the Owners are able to carry out a complete underwater hull cleaning, including propeller polishing, as described above.

75. Cast Iron

The Owner warrants that all riser valves and fitting, outboard of the last fixed rigid support to the ship’s deck that are used in the transfer of cargo or ballast, will be made of steel or nodular iron and that only steel reducer or spacer will be used between the ship’s valve and the loading arm. The fixed rigid support must be designed to prevent both lateral and vertical movement of the transfer manifold.

MT SHINYO SPLENDOR
TIME CHARTER PARTY DATED MARCH 28TH,2007

76. In Transit Loss Clause

Owner’s to be responsible for any cargo in-transit loss exceeding 0.5% as determined by surveyor’s figures. Such losses to be deducted from hire subject to owner’s approval which should not be unreasonably withheld once supporting documentation is submitted by charterers at an amount equal to the FOB load port value of such cargo plus freight and insurance due with respect thereto.

77. Law & Arbitration

This agreement shall be governed by and construed in accordance with English law. Any dispute arising out of or in connection with this agreement shall be referred to arbitration in London under the latest version of the London Maritime Arbitrators’ Association (“L.M.A.A.“) Terms then in force, before a sole arbitrator who shall be an L.M.A.A. full member appointed either; by agreement between the parties, or failing agreement within thirty’ (30) days after one party serves on the other notice referring the matter to arbitration and proposing one or more candidates for arbitrator, appointed on the application of either party by the President for the time being of the L.M.A.A. (“Arbitration Provisions”).

The language of the arbitration shall be English. The arbitration award shall be final and binding on the parties and may be enforced by any court having jurisdiction.

78. Crew Operational Knowledge and English Speaking Clause

Owner guarantees that there will be on board, at all times, sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading or discharging places to be carried out efficiently.

79. Commission Clause

2.5 pct addcom deductible at source and 1.25 pct broker commission to Seagos payable by Owners.

SINOCHEM INTERNATIONAL OIL CO. 15/F,Sinochem Tower, No. A2 Fuxingmenwai Street, Beijing 100045, China Tel: 8610-8807 9560 Fax: 8610-8807 9441 Telex: 222744 CHEMI CN

Letter of Acknowledgement

We hereby confirm and acknowledge that our wholly owned subsidiary, Sinochem International Oil (London) Co., Ltd, has chartered the vessel "Shinyo Landes" from Shinyo Loyalty Limited for a period of seven years at $39,500/day with charterers option for a further three years at $39,000/day as per the attached charterparty dated 28th March 2007."

Yours faithfully
President
For and on behalf of
Sinochem International Oil Co.,